Blue Sphere Corporation 8-K

 Exhibit 10.1

Agreement GG470-2019

Agreement for the

purchase and supply of

Green Gas 2019

between:

GasTerra B.V.

with its registered office in Groningen

hereinafter referred to as: ‘GasTerra’

and

Blue Sphere Brabant B.V., a limited liability company incorporated under the laws of the Netherlands, with its registered office in Amsterdam at [address], in this matter duly represented by [name, function], hereinafter referred to as: ‘the Seller’

Hereinafter referred to individually as ‘the Party’ and jointly as ‘the Parties’

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Article 1: Definitions

connection :	One or more connections between the gas transmission network and an immovable property as referred to in Section 16 (a) to (d) of the Valuation of Immovable Property Act (Wet waardering onroerende zaken), as described in Section 1 of the Gas Act (Gaswet).
supply point :	The connection where the Seller and the network operator make the Green Gas available to GasTerra.
certificate :	The (electronic) document that shows that a single MWh of Green Gas is produced on the basis of renewable energy sources, issued by Vertogas.
contract year :	The period of 12 months within the contract period.
contract periods :	The period during which the Seller supplies Green Gas to GasTerra.
day :	The period, commencing at 06:00 LET on a calendar day and ending at 06:00 LET on the following calendar day.
distribution network :	Regional gas transmission as defined in the TSC.
first-generation biofuel :	Biofuel that is based on sugars, starch, vegetable oil or animal fats, where competition for available production resources may arise between agriculture for food and agriculture for energy, such as agricultural land, water and fertilizer.
entry capacity :	Has the meaning as laid down in the ‘Transmission Code for National Gas Network Operators’ (Transportcode gas LNB)’.
recognised party with programme responsibility :	has the meaning as laid down in the ‘Transmission Code for National Gas Network Operators’.
EURIBOR :	The monthly ‘Euro Interbank Offered Rate’ as published by the European Banking Federation (EBF) and the Financial Markets Association (ACI) on the second working day of any month.
GasTerra :	GasTerra B.V.
Gas Conditions :	The Gas Conditions, as referred to in Section 12f of the Gas Act.
Green Gas :	The biogas to be supplied on the grounds of the agreement between the Seller and GasTerra that has been reprocessed to natural gas quality and is available in the network of the national or regional network operator and for which certificates have been issued.
year :	The period of a calendar year, beginning on the first day of the calendar year concerned and ending after the last day of the calendar year concerned.
national grid :	National gas transmission network as stated in the TSC.
national network operator :	Gasunie Transport Services B.V. or its legal successor(s) as operator of the national gas transmission network within the meaning of Section 2 (2) of the Gas Act.
LET :	Local European Time, including summer time, which is equal to UTC + 1 outside the summer time period and UTC + 2 during the summer time period. The summer time period begins at UTC 01:00 on the last Sunday in March and ends at UTC 01:00 on the last Sunday in October, where UTC is equal to Coordinated Universal Time, in accordance with ISO 8601:1988 (E).
m3(n;35,17) :	A volume of gas which at a temperature of 273.15 K has an absolute pressure of 101,325 kPa (1.01325 bar) and technically free of water vapour fills a volume of one (1) cubic metre with a gross calorific value of 35.17 MJ.

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month :	The period beginning on the first day of the calendar month concerned and ending on the last day of the calendar month concerned.
production site :	A combination of facilities with which Green Gas is produced, where a combination of facilities is understood to mean all resources present that are interconnected for the production of Green Gas and are identifiable on the basis of a unique EAN code.
party with programme responsibility :	Has the meaning as laid down in the Gas Act.
programme responsibility :	Has the meaning as laid down in the Gas Act.
regional network operator :	A company that, on the grounds of Section 2 of the Gas Act, is designated for the operation of one or more regional gas transmission networks.
shipper :	Has the meaning as laid down in the TSC.
TSC :	The prevailing Transmission Service Conditions, as laid down by the national network operator.
hour :	The period of one full hour, commencing on the hour.
hourly volume :	The volume of gas, derived from m³(n;35,17), which is supplied by the Seller in a particular hour under the terms of this agreement.
Vertogas :	Vertogas B.V., with its registered office in Groningen.
working day :	A day, not being a Saturday or Sunday, which is not a generally recognised public holiday as referred to in Section 3(1) of the General Extension of Time Limits Act (Algemene Termijnenwet), nor a day equated with a generally recognised public holiday referred to in the second or pursuant to the third subsection of the aforesaid section.

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Article 2: Contractual parameters

2.1.	Conditions and provisions

This agreement, with accompanying documents and appendices, sets out the conditions under which the purchase and take-up of Green Gas by GasTerra will take place at the agreed supply point(s).

Conditions of sale and/or other general conditions of the Seller and of GasTerra are explicitly not applicable to this agreement.

If at any time a part of this agreement is invalid under applicable law or proves not to be enforceable in another manner, this does not affect the validity and/or enforceability of the remaining provisions of this agreement. Should the need arise, both parties will jointly negotiate in good faith to lay down replacement provisions which approach the original provisions as closely as possible in an economic sense.

The Parties will treat the contents of this agreement, as well as all information that the Parties receive from each other within the context of this agreement, including all technical and operational information, offers, prices and (periodic) quotations in confidence, and will not publish them, electronically or otherwise, nor disclose them to third parties (i.e. persons who are not part of the management, personnel and external advisers of either Party) in any other manner, and will only use them within their own businesses.

A Party will allow third parties to view or inspect this agreement and/or information only if such view or inspection to such third parties is required by law or if such is necessary as part of legal proceedings in which this agreement is central, or if this Party has received written permission from the other Party to do so. Furthermore, a Party is permitted to provide external advisers with the information. In that case, this Party warrants the other Party that the external adviser will comply with these provisions.

A party that ceases to be a party to this agreement for whatever reason will continue to be obliged to comply with its outstanding obligations in full. Unless agreed otherwise in writing by and between the Parties and the Seller’s financier (e.g. under a Direct Agreement), a Party is not permitted to transfer the agreement, or any of its rights and obligations under the agreement, to a third party without obtaining prior written permission from the other Party, which permission will not be unreasonably withheld.

A Party is entitled to terminate this agreement without legal intervention and with immediate effect if the other party has been declared bankrupt or has been granted suspension of payment.

All disputes that may arise from this agreement or further agreements that may be the result thereof will be settled in accordance with the Arbitration Regulations of the Netherlands Arbitration Institute. The arbitration board will comprise three arbitrators as selected in accordance with article 13 of the current Arbitration Regulations (i.e. not the list procedure). The location of arbitration will be Amsterdam. Arbitration will be conducted in the Dutch language. The arbitration board will decide in accordance with the rules of law.

Without prejudice to the possibility to request preliminary relief in summary arbitral proceedings in accordance with the regulations of the Netherlands Arbitration Institute, this arbitration clause does not effect the jurisdiction of the court in preliminary relief proceedings to grant provisional relief.

The agreement and accompanying appendices are governed by Dutch law. The provisions of the Vienna Sales Convention (CISG) are excluded.

Paragraphs 4 and 5 above will survive for three years following the termination or the transfer of this agreement.

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2.2	Term

The Seller will supply Green Gas to GasTerra for the period from 1 January 2019 at 06:00 LET to 1 January 2031 at 06:00 LET (being the ‘contract period’).

No later than six (6) months before the expiry of the contract period, the Seller and GasTerra will examine whether and if so under what conditions this agreement can be renewed.

2.3	Supply points and production sites

The Seller will make the Green Gas available to GasTerra for take-up at the supply points as specified in Appendix 1. The Green Gas produced will not be first-generation biofuel.

The Seller may, with written permission from GasTerra, add production sites and associated supply points to this agreement provided these comply with the agreed conditions with regard to certification in accordance with Article 2.4 and the volumes to be supplied in accordance with Article 2.5.

If production sites, which have been allocated to this agreement, no longer comply with the conditions agreed in this agreement with regard to certification in accordance with Article 2.4, the Parties will enter into consultations with each other. If a failure regarding a production site could not be remedied within a reasonable period of time such that it complies with the agreement, GasTerra is entitled to remove the production site from this agreement and not to purchase any further volumes of gas from the production site concerned. As regards the operational procedures in removing the production site from this agreement, GasTerra will take reasonable account of the interests of the Seller.

The ownership and risk of the Green Gas passes from the Seller to GasTerra at the aforesaid supply point(s).

The Seller is responsible for ensuring that the properties and the supply pressure of the Green Gas supplied under this agreement are according to the specifications as maintained by the relevant network operator at the supply point(s). The Seller indemnifies GasTerra in full against claims from the national network operator or a regional network operator for compensation of direct costs determined pursuant to the Gas Act and incurred as a result of the failure of the Green Gas to comply with the specifications.

2.4	Certificates

During the full period of supply of Green Gas under this agreement, the production site must be certified in accordance with the prevailing version of the Process Conditions for HG Certificate System (Procesvoorwaarden HG-Certificatensysteem) of Vertogas (or the conditions of Vertogas replacing such Process Conditions) and certificates must be issued for the volumes of Green Gas produced. The certificates will not be sold and transferred to GasTerra, unless the Parties agree otherwise in writing.

2.5	Volume of Green Gas

Under the terms of this agreement, the Seller will supply a maximum of 3,500 m³(n;35,17) Green Gas per hour.

The Seller will supply and GasTerra will take up the full production of Green Gas from the production sites allocated to this agreement, for the duration that the production sites are allocated to this agreement.

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2.6	The price for the Green Gas

Under this agreement, the price payable by GasTerra will be in ct/m³(n;35,17) for the volume of Green Gas transferred, which will be calculated as follows:

SENDEX_YA x [ ] – [ ]

where SENDEX_YA is taken to mean:

The arithmetic average of the settlement prices during the end of day pricing session published by ICE-Endex (in €/MWh) on trading days for TTF base load gas for the relevant year of supply. The average is calculated on the said prices that are published on days in the year prior to the year of supply from the moment the Seller signs the agreement.

The outcome of the formula [] will be rounded to three (3) decimals.

If the relevant publication for calculating the price undergoes changes, the Parties, with due regard for reasonableness, will establish an alternative definition that restores the original intention. If publications for calculating the price are not available, initially the latest available representative publication will be used. If for any reason the relevant publication is no longer available, the Parties, with due observance of reasonableness, will establish an alternative definition that restores the original intention. The Parties will inform each other of this in good time in writing.

2.7	Price for programme responsibility

GasTerra will bear programme responsibility for the connections of the production sites under this contract. After signing this agreement, the Seller gives GasTerra permission to register in the network operators’ connection registers as the party with programme responsibility for the production sites.

For taking on programme responsibility the Seller will owe GasTerra a payment of 0.01 ct/m³(n;35,17). The Seller will deduct this amount as a separate item (stating ‘Self Billing’) from the invoices for the Green Gas supplied to GasTerra. This amount includes any and all charges, costs, fines and liabilities (including but not limited to any and all imbalance costs and liabilities) incurred by GasTerra while being responsible for and executing the programme responsibility.

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2.8	Taxes, levies and surcharges

The price for the Green Gas is exclusive of taxes, levies and surcharges. All taxes, levies and surcharges applicable to the Green Gas will be charged by the Seller to GasTerra.

The Seller will facilitate the exemption from energy tax in the invoicing after GasTerra has provided a signed, written statement that complies with the relevant statutory requirements.

GasTerra possesses a non location-based VAT bonded warehouse licence. This licence also relates to the purchase of Green Gas and the programme responsibility service between companies taxable in the Netherlands. The licence number of the non location-based VAT bonded warehouse licence of GasTerra is 8144.09.325 B01. As a result of this non location-based VAT bonded warehouse licence the purchase by GasTerra of Green Gas and the programme responsibility service of Dutch Green Gas producers is not subject to Dutch VAT. As long as GasTerra possesses a non location-based VAT bonded warehouse licence, the Seller will charge it 0% VAT.

2.9	Entry capacity

2.9.1	National grid

For the purpose of feeding in Green Gas from the supply point to the national grid, entry capacity at the national network operator is required.

If the Seller is not a shipper in the national grid or a party with programme responsibility, GasTerra will order the necessary entry capacity from the national network operator and inform the Seller of the costs, and the Seller will deduct these costs as a separate item from the invoices for the Green Gas supplied to GasTerra. In this situation, the Seller will state no later than one (1) month before the start of supply how much entry capacity is required for supply under this agreement. In this situation, the costs of potentially exceeding the entry capacity will be fully at the expense of the Seller, if and to the extent that the Seller supplied, and GasTerra did not order the entry capacity, in excess of the maximum volume agreed pursuant to Article 2.5.

If the Seller is a shipper in the national grid or a party with programme responsibility, and GasTerra has not yet contracted the necessary entry capacity, the Seller will contract the entry capacity from the national network operator and transfer it to GasTerra by means of a transfer of usage rights, as laid down in the TSC. In this situation, the costs of potentially exceeding the entry capacity will be fully at the expense of the Seller.

2.9.2	Distribution network

At the moment of signing this agreement, no entry capacity from the national network operator at the supply point is required for feeding in Green Gas into distribution networks. If it is indeed necessary to have entry capacity from the national network operator for the purpose of feeding in Green Gas into the distribution network, the following will apply:

If the Seller is not a shipper in the national grid or a party with programme responsibility, GasTerra will order the necessary entry capacity from the national network operator and inform the Seller of the costs, and the Seller will deduct these costs as a separate item from the invoices for the Green Gas supplied to GasTerra. In this situation, the Seller will state no later than one (1) month before the start of supply how much entry capacity is required for supply under this agreement. In this situation, the costs of potentially exceeding the entry capacity will be fully at the expense of the Seller, if and to the extent that the Seller supplied, and GasTerra did not order the entry capacity, in excess of the maximum volume agreed pursuant to Article 2.5.

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If the Seller is a shipper in the national grid or a party with programme responsibility, and GasTerra has not yet contracted the necessary entry capacity, the Seller will contract the entry capacity from the national network operator and transfer it to GasTerra by means of a transfer of usage rights, as laid down in the TSC. In this situation, the costs of potentially exceeding the entry capacity will be fully at the expense of the Seller.

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Article 3: Measuring equipment / Allocation agreements

3.1	Allocation agreements

For the allocation methods, the Parties will follow the Gas Conditions.

Supply under this agreement may only take place if the production sites allocated to this agreement are provided with hourly meter readings that comply with the statutory and technical requirements.

The volumes to be allocated to GasTerra will be equal to, and determined by, the volume readings during the contract period at the production site(s) concerned, expressed in m3(n;35,17) per hour. This will make use of the hourly meter readings used by the network operator concerned.

At the request of GasTerra, the Seller is required to make available to GasTerra without delay the hourly meter readings at supply point(s) and/or the production site(s), notwithstanding, without any limitation to other responsibilities toward the Seller vested in GasTerra pursuant to the Gas Act and this agreement, GasTerra’s responsibility to initiate and to maintain near real-time access to the allocation data pursuant to the Allocation Code Gas.

3.2	Connection register

3.2.1	Accuracy of connection register

The Seller and GasTerra are responsible for the accuracy of all registrations in the connection registers of the network operators and any changes thereto that are necessary for the proper performance of this agreement.

3.2.2	Consumer category

The Seller is responsible for ensuring that all production sites in the connection registers are provided with the consumer categories GIS or GIN before the start of supply. Supply under this agreement can only take place if the production sites allocated to this agreement have consumer categories GIS or GIN.

3.2.3	Deregistering from connection register

At the moment that a production site no longer meets the requirements as laid down in Article 2.4 and/or this agreement is terminated early for whatever reason and/or if at the end of this contract period GasTerra is no longer a recognised party with programme responsibility for the connections, the Seller will be obliged to deregister GasTerra immediately as recognised party with programme responsibility for the production sites concerned in the connection registers of the network operators.

If the Seller fails to comply with this obligation or fails to do so on time or fully, the Seller will be liable for all resulting direct costs suffered by GasTerra, including but not limited to imbalance costs and fines for exceeding entry capacity as laid down in accordance with the national network operator’s system, nothwithstanding GasTerra’s duty to mitigate such costs while (still) having, without any limitation to other responsibilities toward the Seller vested in GasTerra pursuant to the Gas Act and this agreement, near real-time access to the allocation data pursuant to the Allocation Code Gas. In addition, in such a case GasTerra will be entitled to settle a claim for payment for volumes allocated to GasTerra while being required to pay any surplus.

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Article 4: Invoicing and payment

4.1	Invoicing

Each month, no later than on the tenth (10th) working day following the end of the supply month, the Seller will send GasTerra an invoice for the Green Gas supplied. This invoice will be based on the methods as referred to in this agreement and on the grounds of the meter readings and allocations in accordance with the agreements in Article 3.1 provided by the relevant network operator.

If these meter readings and these allocations have not been received from the national network operator or a regional network operator by the sixth (6th) working day following the end of the month, the Seller may send a provisional invoice, based on a reasonable estimate of the volume of Green Gas supplied to GasTerra.

As soon as the correct and complete data has been received from the national network operator or a regional network operator, the Seller will send a revised invoice for the month concerned to GasTerra, to settle the provisional amount invoiced.

Settlement of the aforesaid provisional invoice with the invoice on the basis of correct and complete allocations will take place at an interest rate that will correspond to the arithmetic average of EURIBOR over the months to which the interest calculation refers, rounded to two (2) decimals. This also applies in the case of corrections to earlier allocations and/or invoices that were qualified as correct and complete.

4.2	Payment term

Invoices sent by the Seller must be paid in full and unconditionally in the manner stipulated in these invoices within fourteen (14) calendar days of the invoice date.

4.3	Exceeding the payment term

For each day that the set payment term is exceeded, interest will be charged amounting to EURIBOR + three (3) percentage points.

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Article 5: Provision of information

5.1	Information

The Parties will keep each other informed of changes in correspondence details, invoicing details or trade names. The Parties will do this in writing no later than four (4) weeks after the change concerned has been made.

The Parties will inform each other without delay of any matters that are relevant to the implementation of this agreement.

5.2	Information concerning production sites

The Seller will inform GasTerra no later than one (1) month before the start of the Green Gas supply of one or more production sites that have been allocated to this agreement, the EAN code(s) of the connection(s) concerned, the associated network area(s), the expected annual and monthly volume(s) and the expected maximum hourly volume(s).

The Seller will inform GasTerra in good time of the start of production and anticipated variations in Green Gas production, such as resulting from maintenance, the end of maintenance or the starting up of a system, and of any risk of withdrawal of the certification.

If a production site has an expected maximum hourly volume of more than 3,500 m³(n;35,17), GasTerra and the Seller will reach additional agreements on the provision of information within the context of GasTerra’s portfolio management.

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Signatures

Agreed, drawn up in duplicate and signed

FOR THE SELLER:	VOOR GASTERRA B.V.:

/s/ Elroy Amitzur	/s/ R.E. van Rede

Name: Elroy Amitzur	Name:	R.E. van Rede

Position: Director	Position:	Director

Town/city:	Town/city:	Groningen

Date: 9/15/2017	Date:	9/12/2017

/s/ M.W.J. de Wilde

	Name:	M.W.J. de Wilde

	Position:	Director

	Town/city:	Groningen

	Date:	9/14/2017

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APPENDIX 1 TO THE AGREEMENT GGxxx-20xx

Contractual Parameters

Production sites, EAN codes for production sites and EAN codes for supply points

The production sites, the EAN codes for the production sites and the EAN codes for the supply points where the Green Gas is made available by the Seller to GasTerra for purchase.

Name of production site	EAN code for production site	EAN code for supply point
Pastoor Thijsenlaan 43, Sterksel	871717710002041671

Appendix 1 to the Agreement GG470-2019	- 1 of 2 -

Signatures

Agreed, drawn up in duplicate and signed

FOR THE SELLER:	VOOR GASTERRA B.V.:

/s/ Elroy Amitzur	/s/ R.E. van Rede

Name: Elroy Amitzur	Name:	R.E. van Rede

Position: Director	Position:	Director

Town/city:	Town/city:	Groningen

Date: 9/15/2017	Date:	9/12/2017

/s/ M.W.J. de Wilde

	Name:	M.W.J. de Wilde

	Position:	Director

	Town/city:	Groningen

	Date:	9/14/2017

Appendix 1 to the Agreement GG470-2019	- 2 of 2 -